                                                                    Exhibit 21.1

                         Subsidiaries of the Registrant

Name                                               Jurisdiction of Incorporation
----                                               -----------------------------

EIR Medical, Inc. (100% owned by the Registrant)           Massachusetts

NxStage Verwaltungs GmbH
(100% owned by EIR Medical, Inc.)                             Germany